Exhibit 3.1

ARTICLES OF AMENDMENT TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION OF MASTEC, INC.

MasTec, Inc., a Florida corporation (the “Corporation”), hereby certifies, pursuant to and in accordance with Section 607.1006 of the Florida Business Corporation Act, for the purpose of filing these Articles of Amendment to the Amended and Restated Articles of Incorporation of MasTec, Inc. (these “Amended Articles”) with the Department of State of the State of Florida, that:

1.	The name of the Corporation is MasTec, Inc.

2.	The Amended and Restated Articles of Incorporation of the Corporation are hereby amended by striking out Article III in its entirety and replacing it with the following:

ARTICLE III — CAPITAL STOCK

The aggregate number of shares which this Corporation shall have authority to issue is one hundred fifty million (150,000,000) shares, consisting of (a) one hundred forty-five million (145,000,000) shares of Common Stock, par value $0.10 per share (the “Common Stock”); and (b) five million (5,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”). The Board of Directors is authorized to issue shares of Preferred Stock in one or more series by adoption of amendments to these Articles of Incorporation, which may be effected without shareholder approval, setting forth the number of shares to be included in each such series and the designation, preferences, limitations and relative rights of the shares of each such series.

3.	These Amended Articles were adopted and approved on May 14, 2009 at the Corporation’s 2009 Annual Meeting of Shareholders by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation’s common stock (the number of votes cast in favor of these Amended Articles was sufficient for approval). These Amended Articles shall be effective upon filing with the Department of State of the State of Florida.

IN WITNESS WHEREOF, the Corporation has caused these Amended Articles to be executed by a duly authorized officer of the Corporation as of this 22nd day of May, 2009.

MASTEC, INC.

By:	/s/ Alberto de Cardenas
Alberto de Cardenas
Executive Vice President, General Counsel and Secretary